Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-65556 of Bread Financial Holdings, Inc. on Form S-8 of our report dated June 18, 2025, with respect to the financial statements and supplemental information of the Bread Financial 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 18, 2025